Exhibit 99.1
Smart Move, Inc. Reports Second Quarter 2007 Financial Results
Revenue grows 35% year-over-year
Denver, Colorado — August 15, 2007 — Smart Move, Inc. (AMEX: MVE) ), a Denver-based asset logistics manager providing a unique and increasingly popular alternative solution for transporting household and commercial goods today announced reported financial results for its second quarter ended June 30, 2007.
Recent Highlights:
•	Revenue of $1.3 million for the three months ended June 30, 2007, representing 35% growth over the same period a year ago.
•	The company has added 3,833 new SmartVault™ containers in the first half of 2007.
•	More than 410 “moves in progress” at June 30, 2007, representing approximately $1.4 million in future revenue.
•	Smart Move launched its affiliate sales program for booking interstate moves with its nationwide moving partners.
•	Arpin Van Lines and the Star Move AllianceSM are aggressively marketing their affiliation with Smart Move and their utilization of the SmartVault™ for consumer and military moves.
“Smart Move has consistently increased sales in our primary move bookings and has continued to develop new sales opportunities with a variety of national van lines,” said Chris Sapyta, President and Chief Executive Officer of Smart Move. “Currently, we are interviewing candidates to expand our services into Canada as well as developing marketing channels with major web portals and relocation entities. We are encouraged by the progress of these discussions and how our services are being viewed and accepted in the marketplace. As we continue to work to establish our brand and improve our model, I believe the increased number of inquiries from several national van lines validates our service offering and the value propositions that we can deliver to the consumer and to the moving industry,”
Financial Results
Smart Move’s revenue for the three months ended June 30, 2007 was $1.3 million, a 35% increase from the same period last year. Net loss for the quarter was $2.5 million compared to a net loss of $3.4 million for same period a year ago. The decrease in the net loss is due primarily to an income tax benefit of $1.4 million and a decrease in total selling, general and administrative expenses of $1.0 million, partially offset by an increase in depreciation expense of $537,302 and an impairment charge of $124,064 (both included in costs of good sold), and an increase in interest expense of $926,745 (including an increase in non-cash interest of $921,805).
Total property and equipment was $20.6 million at June 30, 2007, a $5.8 million from March 31, 2007. The majority of the increase is due to newly manufactured SmartVault units and the associated GPS components.
For the six months ended June 30, 2007, revenues were $2.3 million, a 32% increase from the same period last year. Net loss for the quarter was $4.0 million compared to a net loss of $5.6 million for same period a year ago. The decrease in the net loss is due primarily to an income tax benefit of $2.4 million and a decrease in total selling, general and administrative expenses of approximately $915,021 offset by an increase in depreciation expense of $755,129 and an impairment charge of $124,064 (both included in costs of good sold), and an increase in interest expense of $1.0 million (which includes an increase in non-cash interest charges of $945,048).
For the six months ended June 30, 2007, net cash consumed in operations was approximately $2.8 million. Cash was consumed by the net loss of $4.0 million, less non-cash expenses of $1.3 million for depreciation, $1.1 million for amortization of debt discounts (including $870,523 on unamortized beneficial conversion feature on the January 2006 debt converted to equity), $116,982 of non-cash compensation, an impairment of $124,064 and an increase in bad debts of $8,726, partially offset by a non-cash cost of deferred income tax benefit of $2.4 million.
As a result of the significant increase in equipment purchases of SmartVault TM containers and lower than anticipated national van line revenues, the company requires and plans to seek additional capital to continue to expand its business and execute its plan.

Outlook for Fiscal 2007
Smart Move only began its revenue producing activities in June of 2005, and only began its national van line business in 2007, and, consequently, the Company has limited historical data to assist management in our evaluating any trends or variables that may impact the Company’s ongoing operating activities and future financial results.
For its year ending December 31, 2007, Management anticipates that:
•	After the completion of our second quarter, and factoring in the reduced van line business at its current business levels, we expect top line revenues to be between $8.5 million to $11 million.
•	The Company’s net loss will range from $6.5 million to $7.5 million including depreciation expense, estimated to be approximately $2.5 million to $3.25 million and non-cash interest to be approximately $1.5 million.
•	The Company expects revenue to be highly seasonal and anticipates that the majority of the revenue for any given fiscal year likely will be generated during a period beginning late in the second fiscal quarter and ending at approximately the end of the third fiscal quarter.
Conference Call
The company will host a conference call to discuss second quarter 2007 financial results on Thursday, August 16, 2007 at 11:30 a.m. EST with Chris Sapyta, Chief Executive Officer, and Edward Johnson, Chief Financial Officer. The conference call can be accessed by dialing 866-249-5225. A replay will be available one hour after the call and can be accessed from the company’s website at www.gosmartmove.com under the investor relations section.
About Smart Move, Inc.
Smart Move, Inc. (AMEX: MVE) provides a revolutionary and increasingly popular method of transporting household and commercial goods securely and on a time guaranteed basis, using SmartVaults™, its proprietary and innovative, GPS equipped shipping containers. Smart Move operates in the 61 largest metropolitan areas in the United States, with moving services available to more than 92% of the U.S. population. Logistics are handled via the freight division of the world’s largest package delivery company and a global leader in supply chain services. Smart Move’s competitive advantages include superior security, scheduling flexibility, expedited service and automatic full coverage insurance. For more information, visit www.gosmartmove.com
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Certain statements in this release which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. These “forward-looking statements” are within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding the company’s expectations, beliefs, or intentions about the future, and are based on information available to the company at this time. Smart Move assumes no obligation to update any of these statements and specifically declines any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, our current dependence on financing, the results of our financing and refinancing efforts, ability to service debt, general economic conditions, changes in laws or regulations and risks related to development activities as described in our Form 10-QSB filed for the current quarter, our registration statement on Form SB-2 filed for Smart Move’s initial public offering, and other risk factors described from time to time in the company’s periodic reports, including its annual report filed on Form 10-KSB for the year ended December 31, 2006.
Contacts:
Smart Move, Inc.
Pete Bloomquist, 303-339-9558, pete@gosmartmove.com
or
The Blueshirt Group
Scott Wilson, 415-489-2188, scott@blueshirtgroup.com

Smart Move, Inc.
Statements of Operations

	Three Months Ended June 30,
	2007	2006
	(unaudited)
Sales	$1,344,171	$994,614

Cost of moving and storage (exclusive of depreciation, amortization and impairment shown separately below)	1,609,526	1,320,597
Depreciation, amortization and impairment	877,708	216,342

Total cost of moving and storage	2,487,234	1,536,939

Gross loss	(1,143,063)	(542,325)

Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	1,535,354	2,580,516
Depreciation and amortization	38,107	19,980

Total selling, general and administrative expenses	1,573,461	2,600,496

Operating loss	(2,716,524)	(3,142,821)

Other income (expense):
Interest income	110,654	34,483
Interest expense	(1,235,769)	(309,024)

Total other expense	(1,125,115)	(274,541)

Loss before income tax benefit	(3,841,639)	(3,417,362)
Income tax (benefit)	(1,387,000)	—

	$(2,454,639)	$(3,417,362)

Net loss per share:

Basic and diluted	$(0.23)	$(0.75)

Shares used to compute net loss per share:
Basic and diluted	10,476,941	4,559,764

	Six Months Ended June 30,
	2007	2006
	(unaudited)
Sales	$2,292,119	$1,736,469

Cost of moving and storage (exclusive of depreciation, amortization and impairment shown separately below)	2,665,131	2,181,309
Depreciation, amortization and impairment	1,310,725	431,532

Total cost of moving and storage	3,975,856	2,612,841

Gross loss	(1,683,737)	(876,372)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	3,214,353	4,104,192
Depreciation and amortization	67,620	45,802
Impairment of note receivable	—	47,000

Total selling, general and administrative expenses	3,281,973	4,196,994

Operating loss	(4,965,710)	(5,073,366)

Other income (expense):
Interest income	259,730	70,676
Interest expense	(1,639,918)	(625,095)

Total other expense	(1,380,188)	(554,419)

Loss before income tax benefit	(6,345,898)	(5,627,785)
Income tax (benefit)	(2,367,000)	—

Net Loss	$(3,978,898)	$(5,627,785)

Net loss per share:

Basic and diluted	$(0.39)	$(1.25)

Shares used to compute net loss per share:
Basic and diluted	10,324,861	4,515,382

Smart Move, Inc.
Balance Sheets

	June 30,	December 31,
	2007	2006
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$2,698,425	$14,235,823
Account receivable trade, net of allowance of $49,000 and $40,274	377,022	121,280
Packing supplies	104,644	—
Contracts in process	476,744	367,888
Prepaid and other	166,091	114,825

Total current assets	3,822,926	14,839,816

Property and equipment, net	17,848,133	9,662,213
Other assets	105,876	89,006

	17,954,009	9,751,219

Total assets	$21,776,935	$24,591,035

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,035,180	$797,508
Accrued interest	627,412	315,191
Deferred revenue	228,239	113,464
Deferred income tax	—	122,000
Current portion of long-term debt and note payable, (face amount of $1,076,082 and $816,238 net of discounts of $476,959 and $522,599)	599,123	293,639
Current portion of obligations under capital leases	87,185	84,130

Total current liabilities	4,577,139	1,725,932

Long-term liabilities:
Long-term debt and notes payable, less current portion, (face amount of $7,655,861 and $10,179,971 net of discounts and offering costs of $4,089,533 and $5,695,423, respectively.)	3,566,328	4,484,548
Obligations under capital leases, less current portion	204,520	250,666
Deferred income tax	—	2,165,000

Total long-term liabilities	3,770,848	6,900,214

Total liabilities	8,347,987	8,626,146

Commitments and contingent liabilities

Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 10,695,100 and 10,171,092 issued and outstanding, respectively	1,069	1,017
Additional paid-in capital	18,587,712	17,064,807
Accumulated deficit	(5,159,833)	(1,100,935)

Total stockholders’ equity	13,428,948	15,964,889

Total liabilities and stockholders’ equity	$21,776,935	$24,591,035